SENIOR EXECUTIVE
TERMINATION BENEFITS AGREEMENT

AGREEMENT, dated as of ____________ ___, 20__, by and between Darling International Inc., a Delaware corporation (the “Company”), and _____________ (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has made and, if he continues to be employed by the Company, will continue to make valuable contributions to the productivity and profitability of the Company; and

WHEREAS, the Company considers that providing severance benefits will operate as an incentive for the Executive to remain employed by the Company;

NOW, THEREFORE, to induce the Executive to remain employed by the Company, and to acknowledge the “At Will” status of the Executive’s employment by the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

1.           Circumstances Triggering Receipt of Severance Benefits.

Subject to the Executive’s execution of a general release (on the Company’s standard form) in favor of the Company pursuant to which the Executive waives, effective as of the Termination Date (as hereinafter defined), any and all claims, known or unknown, relating to the Executive’s employment by the Company or the termination thereof, the Company shall provide the Executive with the benefits set forth in Section 3 upon any termination of the Executive’s employment for any reason except the following:

(a)
Termination by reason of the Executive’s “voluntary termination.” For the purposes of this Agreement, “voluntary termination” shall mean the voluntary resignation by the Executive of his employment with the Company;

(b)
“Termination with Cause.” For the purposes hereof, “Cause” shall mean termination of employment of the Executive by the Company following (1) failure of the Executive to render services to the Company in accordance with the reasonable directions of the Company’s Chief Executive Officer or Board of Directors, which failure shall continue after written notice from the Company, (2) the commission by the Executive of an act of fraud or dishonesty or of an act which he knew to be in material violation of his duties to the Company (including the unauthorized disclosure of confidential information) or (3) following a felony conviction of the Executive; or

(c)
Termination upon the Executive’s normal retirement.  For the purposes of this Agreement, “normal retirement” shall mean the termination of employment of the Executive by the Company or the Executive in accordance with the Company’s retirement policy (including early retirement, if included in such policy and elected by the Executive in writing) generally applicable to its senior executive employees, or in accordance with any other retirement agreement entered into by and between the Executive and the Company.

For the purpose of this Agreement, the placement of the Executive on permanent or long-term disability status as defined by the Company’s long-term disability policy covering the Executive and the death of the Executive shall not be deemed a termination and shall not qualify the Executive for the benefits set forth in this Agreement.

2.           No Entitlement of Employment and Acknowledgment of “At Will” Status.

This Agreement shall not be construed as and does not constitute a promise or guaranty of continued employment. In consideration of this Agreement, the Executive acknowledges and agrees that his employment with the Company is “At Will”. The Executive understands that his employment with the Company is not for a specified term and is at the mutual consent of the Executive and the Company and, therefore, the Company can terminate the employment relationship at will, with or without Cause.

3.           Termination Benefits.

Subject to the conditions set forth in Section 1, and subject to the mitigation provisions contained in Section 5, the following benefits (subject to any changes in benefit programs that may occur in the future and any applicable payroll or other taxes required to be withheld) shall be provided to the Executive:

(a)
Compensation. Commencing on the Termination Date (as defined below), the Executive shall be paid periodically, according to his unit’s wage practices, the amount of his periodic base salary until he has been paid one (1) times his annual base salary (“Termination Pay Amount”) at the rate in effect on the date of the termination of his employment with the Company (the “Termination Date”).  Each such periodic termination payment is hereby designated a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)	Vacation Pay. Any accrued vacation pay due but not yet taken at the Termination Date shall be paid to the Executive on the Termination Date.

(c)
Welfare Benefits, etc. The Executive’s participation (including dependent coverage) in any life, disability, health and dental plans, and any other similar fringe benefits of the Company (except business accident insurance and continued contributions to qualified retirement plans) in effect immediately prior to the Termination Date shall be continued, or equivalent benefits provided by the Company, for a period of one year from the Termination Date to the extent allowed under the policies or agreements pursuant to which the Company obtains and provides such benefits.

(d)
Bonus and Retirement Benefits.  The Executive shall not be entitled to any bonus under the Company’s executive bonus plan for the year in which his termination occurs. The Agreement shall not affect the Executive’s entitlement to benefits under the Company’s retirement plan accrued as of his termination.

(e)
Executive Outplacement Counseling.  The Company shall engage an outplacement counseling service of national reputation, at its own expense provided that such expense shall not exceed Ten Thousand Dollars ($10,000), to assist the Executive in obtaining employment, until the earliest of (i) two years from the Termination Date, (ii) such date as the Executive has obtained employment, or (iii) until such time the Company’s expenses equal Ten Thousand Dollars ($10,000).

4.           Entirety.

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless referring specifically to this Agreement and executed in writing by the parties hereto.  In no event will the Executive be entitled to severance under both this Agreement and the Company’s severance policy, if any, as it is the intent of the parties hereto that the severance provided for in this Agreement shall be in lieu of, and not in addition to, the severance that the Executive would otherwise be entitled to under the Company’s severance policy, if any.

5.           Mitigation.

The Executive is required to mitigate the Termination Pay Amount by seeking other comparable employment as promptly as practicable after the Termination Date and amounts due hereunder shall be offset against or reduced by any amount earned from such other employment. The benefits provided for in Section 3(c) shall terminate upon the Executive’s obtaining such other employment. The Executive hereby agrees to notify the Company promptly upon obtaining employment.

6.           Certain Obligations of Executive.

In order to induce the Company to enter into this Agreement, the Executive hereby agrees to the following obligations, which obligations of the Executive shall be in addition to, and shall not limit, any other obligation of the Executive to the Company with respect to the matters set forth herein or otherwise:

(a)
Nondisclosure.  The Executive hereby agrees that all documents, records, techniques, business secrets, price and route information, business strategy and other information, whether in electronic form, hardcopy or other format, which have come into his possession from time to time during his employment by the Company or which may come into his possession during his employment, shall be deemed to be confidential and proprietary to the Company and the Executive further agrees to retain in confidence any confidential information known to him concerning the Company and its affiliates and their respective businesses, unless such information (i) is publicly disclosed by the Company or (ii) is required to be disclosed by valid legal process; provided, however, that prior to any such disclosure, if reasonably practicable, the Executive must first notify the Company and cooperate with the Company (at the Company’s expense) in seeking a protective order.

(b)
Return of Property.  The Executive agrees that, upon termination of the Executive’s employment with the Company for any reason, the Executive will return to the Company, in good condition, all property of the Company and any of its affiliates, including without limitation, keys; building access cards; computers; cellular telephones; automobiles; the originals and all copies (in whatever format) of all management, training, marketing, pricing, strategic, routing and selling materials; promotional materials; other training and instructional materials; financial information; vendor, owner, manager and product information; customer lists; other customer information; and all other selling, service and trade information and equipment.  If such items are not returned, the Company will have the right to charge the Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(c)
Nonsolicitation.  During the period of employment with the Company and for a period of 12 months thereafter, the Executive will not, on the Executive’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, or otherwise act indirectly to hire or solicit or in any manner attempt to influence or induce any employee of the Company or its affiliates to leave the employment of the Company or its affiliates, nor will the Executive use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the employees of the Company or its affiliates.

(d)
Nondisparagement.  The Executive shall not, either during the term of this Agreement or at any time thereafter, make statements, whether orally or in writing, concerning the Company, any of its directors, officers, employees or affiliates or any of its business strategies, policies or practices, that shall be in any way disparaging, derogatory or critical, or in any way harmful to the reputation of the Company, any such persons or entities or business strategies, policies or practices.

(e)
Cooperation.  The Executive agrees to cooperate, at the request and expense of the Company, in the prosecution and/or defense of any claim or litigation in which the Company or any affiliate is involved on the Termination Date or thereafter that includes subject matter as to which the Executive has knowledge and/or expertise.

(f)
Damages.  Notwithstanding anything in this Agreement to the contrary, if the Executive breaches the covenants contained in this Section 6, the Company will have no further obligations to the Executive pursuant to this Agreement or otherwise and may recover from the Executive all such damages to which it may be entitled at law or in equity.  In addition, the Executive acknowledges that any such breach may result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate.  Accordingly, the Company may seek whatever relief it determines to be appropriate to protect the Company’s rights under this Agreement, including, without limitation, an injunction to prevent the Executive from disclosing any trade secrets or confidential or proprietary information concerning the Company to any person or entity, to prevent any person or entity from receiving from the Executive or using any such trade secrets or confidential or proprietary information and/or to prevent any person or entity from retaining or seeking to retain any other employees of the Company.  The Executive acknowledges good and sufficient consideration for the covenants of this Section 6.

7.           Successors.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession has taken place.

8.           Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Texas.

9.           Termination.

This Agreement shall terminate on December 31, 20__.

10.           Compliance with Code Section 409A.

To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, and if and only to the extent it becomes necessary to prevent any accelerated or additional tax under Section 409A of the Code, if the Executive is a “specified employee” as defined in Section 409A of the Code, any severance pay or benefits constituting deferred compensation to which Section 409A applies and payable by reason of the Executive’s termination of employment (severance pay and benefits up to $450,000 are not subject to Section 409A) shall be deferred (without any adjustment to the amount of such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following such termination (or the earliest date as is permitted under Section 409A of the Code).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

DARLING INTERNATIONAL INC.

By: _____________________________
Randall C. Stuewe
Chief Executive Officer

EXECUTIVE

By: _____________________________
Printed Name: ____________________